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Exhibit No 10.127


                               AMENDMENT NO. 1 TO
                         TECHNOLOGY ASSIGNMENT AGREEMENT




         This Amendment No. 1 to the Technology Assignment Agreement ("Amendment") is made as of September 15, 1997 by and among Monsanto Company, a Delaware corporation, with its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto"), Ecogen Inc., a Delaware corporation, with its principal office at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047 ("Ecogen") and Ecogen-Bio Inc., a Delaware corporation, with its principal place of business at 222 Delaware Avenue, Wilmington, Delaware 19899 ("Ecogen-Bio").


                                   WITNESSETH


         WHEREAS, Monsanto, Ecogen and Ecogen-Bio are parties to that certain Technology Assignment Agreement dated as of January 24, 1996 (the "Original Agreement"); and

         WHEREAS, the parties wish to amend the Original Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Original Agreement. Except as specifically set forth herein, this Amendment shall have no other effect on the Original Agreement, the terms and conditions of which shall continue to remain in effect as set forth in the Original Agreement.

         2. On the date hereof, Monsanto is transferring to Ecogen the amount of $1,000,000 (the "Funds") by wire transfer of immediately available funds to an account designated by Ecogen.

         3. The Funds, and accrued interest thereon at the rate of 12% per annum based on a 360 day year, shall be repaid to Monsanto in the form of a credit against the initial fees or other amounts due to Ecogen by Monsanto pursuant to Paragraph 3.2(b) of the Technology Assignment Agreement. Notwithstanding the foregoing sentence, Ecogen may, at its sole option and election and in full satisfaction of its obligations under this Amendment, repay the Funds and any accrued interest thereon in cash to Monsanto at any time prior to the time that any fees or other amounts become due to Ecogen under Paragraph 3.2(b) of the Technology Assignment Agreement. In the event that Ecogen makes the cash payment described in the immediately preceding sentence, Monsanto shall not be entitled to any credit against the fees or other amounts due Ecogen under Paragraph 3.2(b) of the Technology Assignment Agreement.

         4. In the event that prior to November 1, 2002 (i) no fees or other amounts become due to Ecogen under Paragraph 3.2(b) of the Technology Assignment Agreement and (ii) Ecogen has not elected to repay in cash to Monsanto the Funds and all accrued interest thereon, the Funds and all accrued interest thereon shall on November 1, 2002 be due and payable to Monsanto by Ecogen.
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         IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized representative effective on the date set forth first above.



ECOGEN INC.                                      MONSANTO COMPANY




By:  /s/ James P. Reilly, Jr.                    By:  /s/ Derek K. Rapp
     ------------------------                         ----------------------



ECOGEN-BIO INC.



By:  /s/ Mary E. Paetzold
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